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                                                                     EXHIBIT 3.1

                           ARTICLES OF INCORPORATION

                                      OF

                          PACIFIC MERCANTILE BANCORP


                              ARTICLE ONE:  NAME

         The name of this Corporation is:  Pacific Mercantile Bancorp

                             ARTICLE TWO:  PURPOSE

     The purpose of this Corporation is to engage in any lawful act or activity for which a Corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

                       ARTICLE THREE:  AUTHORIZED SHARES

     The Corporation is authorized to issue two classes of stock to be designated "Common Stock" and "Preferred Stock", respectively. The total number of shares that this Corporation is authorized to issue is twelve million (12,000,000) shares; ten million (10,000,000) shares shall be Common Stock, no par value per share, and two million (2,000,000) shares shall be Preferred Stock, no par value per share.

     The Preferred Stock may be issued from time to time in one or more series by action of the Board of Directors of the Corporation alone. The Board of Directors of the Corporation is hereby authorized to determine the number of series into which the shares of Preferred Stock may be divided, and (except to the extent such matters are fixed by the Articles of Incorporation) to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, to fix the designation and number of shares constituting any series prior to the issue of shares of that series and to increase or decrease, within the limits stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series (but not below the number of shares of such series then outstanding), the number of shares of any such series subsequent to the issue of shares of that series.

               ARTICLE FOUR:  LIMITATION OF DIRECTORS' LIABILITY

     The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                         ARTICLE FIVE:  INDEMNIFICATION

     This Corporation is authorized to indemnify the directors and officers of this Corporation to the fullest extent permissible under California law and in excess of that otherwise permitted under Section 317 of the California Corporations Code.

                        ARTICLE SIX:  AGENT FOR SERVICE

     The name and address in the State of California of the Corporation's initial agent for service of process is Ben A. Frydman, 660 Newport Center Drive, Suite 1600, Newport Beach, California 92660.
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     IN WITNESS WHEREOF, the undersigned has executed these Articles of
Incorporation on January 5, 2000.


                                    /s/  LAURA ST. CHARLES
                                    --------------------------------------
                                         Laura A. St. Charles, Incorporator

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